UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 27, 2005

Blue Wireless & Data, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-26235	54-1921580
(Commission File Number)	(I.R.S. Employer Identification No.)

3001 Knox Street, Suite 401, Dallas, Texas 75205

(Address of Principal Executive Offices and  Zip Code)

(214) 744-0353

(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) (1) Blue Wireless & Data, Inc. (the “Company”) is filing this Current Report on Form 8-K to announce changes to its management team. Effective September 21, 2005, Mr. Chambers resigned as Chief Executive Officer of the Company and was appointed President. Mr. Scott Sewell was appointed Chief Executive Officer and elected to serve as a member of the Company’s Board of Directors, effective September 21, 2005.

(c) (2) Current Officers and Directors of the Company

Name	Age	Position	Dates Served
Dennis G. McLaughlin, III	40	Director	July 5, 2004 to date.
Christopher Chambers	41	Director, President, Secretary	July 12, 2004 to date.
John W. Mills, III	47	Director, Chief Technology Officer	July 21, 2004 to date.
Scott Sewell	41	Director, Chief Executive Officer	September 23, 2005 to date.

Below is information on the Company’s current Directors.

Mr. Dennis McLaughlin has served as CEO and Chairman of Apollo Resources International, Inc. (a publicly traded company) since November of 2004 and as Chairman of Blue Wireless and Data, Inc. (a publicly traded company) since June of 2004. Mr. McLaughlin founded MAC Partners, LP in January 2002.  Prior to that he founded Aurion Technologies, LLC in 1998 and served as CEO and was a Director through 2001. He founded Aurora Natural Gas, LLC in 1993 and served as CEO through 2001.  Prior to starting his own companies, he worked as a Manager of Marketing & Transportation for Highland Energy from 1991 to 1993, and before this worked as a gas marketing representative for Clinton Natural Gas from 1990 to 1991.  Mr. McLaughlin received a Bachelor of Economics degree from the University of Oklahoma in 1992.

Mr. Christopher (Kit) Chambers is Vice President and Secretary of Apollo Resources International, Inc., (a publicly traded company).  He has served as Corporate Secretary and on the Board of Directors for Blue Wireless & Data, Inc. since July of 2004.  He served as Chief Operating Officer and Corporate Secretary for Ocean Resources, Inc. (a publicly traded company) from October 2003 to January 2005.  Prior to these activities he co-founded MAC Partners, LP, a technology merchant bank, in January 2002.  From January 1999 to December 2001 he was employed by Aurion Technologies, LLC as Vice President of Operations, then Vice President of Sales Engineering.  From March 1994 to December 1998 Mr. Chambers was Vice President of Software Development for Aurora Natural Gas, LP.  From January 1998 to February 2004 he worked as an independent consultant in the film/video industry in Dallas, TX.  Mr. Chambers received a B.A. from the University of Oklahoma in 1989.

Mr. John W. Mills, III has over 24 years of experience in the telecommunications and data communication fields. Prior to joining the Company Mr. Mills managed and operated Outback Telecom LLC, which has since been acquired by the Company as part of the Blue Ocean Wireless, Inc. acquisition in June 2004. Prior to forming Outback Telecom LLC, Mr. Mills was the Chief Technical Officer at Velocitel, Inc. where he was responsible for all aspects of engineering, R&D and IT groups. Mr. Mills was also the Vice President and co-founder of airBrand Communications where he was responsible for the technology section, network design and deployment of a nationwide unlicensed broadband network. He successfully set up local operations for the corporate offices in Dallas, Texas, authored the technology and network sections of the business plan, and built the initial system. Mr. Mills successfully engaged Cisco as a prime vendor for airBrand. Prior to airBrand, Mr. Mills was regional Vice President for the Central Region of NextWave. Mr. Mills’ responsibilities included engineering, real estate, construction and project management and site acquisition. In addition, Mr. Mills participated in the negotiation of contracts for the build-out of NextWave’s Central Region. Mr. Mills has extensive experience in the areas of design, development, deployment and management of CMDA and GSM systems. Before NextWave, Mr. Mills was Product Manager at Motorola between 1992 and 1995. In this role, he was responsible for product definition and the introduction of CMDA products and High density analog products. Prior to Motorola, Mr. Mills was Manager of Network Projects at Pacific Telesis (PacTel) where he was responsible for developing strategic relationships with QUALCOMM and leading cellular infrastructure and handset manufacturers. Mr. Mills developed engineering guidelines for CDMA networks and contributed to the design and definition of the CMDA IS-95A specification. Mr. Mills received a B.S. degree in Business Administration and an M.B.A. in Operations Management from California Coast University. Mr. Mills is also a Marine Corps Captain, having risen from the rank of Private.

Mr. Scott Sewell joined Blue Wireless in September 2005 as the Chief Executive Officer and serves as a Director of the company.  He was appointed after the acquisition of SPSC Holding Company L.L.C., a technology services provider.  Mr. Sewell held the position of President with SPSC Holding Company and ran the Sales and Marketing from January of 2001 to September of 2005.  Mr. Sewell served as President of West Associates L.L.C., a Manufacturing Representative Company from August of 1999 to September 2005.  From 1991 to 1999, Mr. Sewell served in numerous sales management positions in the Electronics Industry for Sharp Electronics and NEC Electronics.  Mr. Sewell held the position of Sr. Design Engineer at General Dynamics, Ft. Worth Division from January 1984 to February 1991.  Mr. Sewell received a Bachelor of Science Degree in Electronics Engineering Technology from Oklahoma State University in 1983.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blue Wireless & Data , Inc.
(Registrant)

Date:	September 27, 2005	By:	/s/ Dennis G. McLaughlin, III
Dennis G. McLaughlin, III
Chairman